Mantyla MCREYNOLDS  LLC
                   The CPA. Never Underestimate The Value.







            Consent of Independent Registered Public Accounting Firm





Ladies and Gentlemen:

We consent to the inclusion in the Amendment No. 1 to Annual Report on Form 10-KSB/A of Arkona, Inc. ("Arkona") for the year ended March 31, 2005 filed with the SEC on November 9, 2005 of our report dated June 23, 2005 (except for Note 15 which is dated November 3, 2005) and to the incorporation by reference of such report in the Registration Statements on Form S-8, File Nos. 333-122279 and 333-99139 filed by Arkona with respect to the Arkona 2001 Stock Incentive Plan (Amended and Restated).



/s/ Mantyla McReynolds
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Mantyla McReynolds, LLC

Certified Independent Public Accountants


Salt Lake City, Utah
November 9, 2005